Exhibit 99.1

ACHILLION REPORTS THIRD QUARTER AND NINE MONTH 2011 FINANCIAL RESULTS

NEW HAVEN, Conn. (November 8, 2011) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three and nine months ended September 30, 2011. For the third quarter of 2011, Achillion reported a net loss of $10.4 million or $0.15 per share, compared with a net loss of $7.2 million or $0.15 per share for the third quarter of 2010. Cash, cash equivalents and marketable securities as of September 30, 2011 were approximately $90 million.

Recent HCV Pipeline Accomplishments

•	Initiated Phase 2b 12-week study evaluating ACH-1625 in combination with pegylated interferon plus ribavirin for the treatment of chronic hepatitis C (HCV) genotype 1 treatment-naïve patients;

•	Initiated Phase 1 clinical trial of ACH-2684, a pan-genotypic protease inhibitor;

•	Initiated Phase 1 clinical trial of ACH-2928, a first generation NS5A inhibitor; and

•	Nominated second generation NS5A inhibitor, ACH-3102, a preclinical candidate being advanced toward clinical development in first half of 2012.

Upcoming Clinical Milestones for Year-end 2011

•	Interim Phase 2 EVR results for once daily ACH-1625 in the treatment of genotype 1 treatment-naïve HCV;

•	Proof-of-concept data from the Phase 1b trial of ACH-2684, pan-genotypic protease inhibitor, against HCV genotypes 1 and 3; and

•	Proof-of-concept data from the Phase 1b trial of ACH-2928, first generation NS5A inhibitor.

“This past weekend’s presentations at AASLD of updated clinical data on ACH-1625 and novel preclinical data on ACH-2684 and ACH-3102, our 2nd generation NS5A inhibitor, displayed important key attributes that we believe make those compounds potentially best-in-class for the treatment of HCV. Now, we remain focused on achieving our clinical milestones with the goal of beginning combination development to evaluate our protease inhibitors and NS5A inhibitors as an all-oral, interferon-free treatment for HCV during 2012,” commented Michael D. Kishbauch, President and Chief Executive Officer of Achillion Pharmaceuticals.

“The combination of a protease inhibitor and NS5A inhibitor continues to show significant clinical potential as backbone components for an all-oral DAA combination, so we are pleased to have recently nominated ACH-3102, a second generation NS5A inhibitor, with an improved profile against genotype 1a and emerging resistant strains of HCV,” commented Dr. Milind Deshpande, President of Research and Development and Chief Scientific Officer. “During AASLD, the preclinical profile of ACH-3102 was presented in detail and highlighted its improved effect against known resistant mutations of HCV in combination with excellent activity against all genotypes of HCV, including genotype 1a.”

Third Quarter Financial Results

Research and development expenses were $8.6 million in the third quarter of 2011, compared with $5.7 million for the same period of 2010. The increase in research and development expenses resulted from increased clinical trial costs associated with Phase 2 clinical development of ACH-1625 and Phase 1 clinical development of ACH-2684 and ACH-2928.

For the three months ended September 30, 2011, general and administrative expenses were $1.9 million, increased from the $1.7 million incurred during the same period in 2010. The small increase was primarily related to professional and consulting fees and increases in non-cash charges related to stock-based compensation.

For the three months ended September 30, 2011, total revenue was $64,000, compared with $170,000 during the same period in 2010. Revenue consisted of reimbursed costs under Achillion’s collaboration with Gilead Sciences, Inc. The decrease related to the recognition of revenue related to an SBIR grant received in 2010.

Non-cash stock compensation expense totaled $658,000 for the third quarter of 2011 as compared with $521,000 for the third quarter of 2010, and is included in research and development and general and administrative expenses.

Nine Month Financial Results

For the nine months ended September 30, 2011, Achillion reported a net loss of $31.8 million, increased from a net loss of $19.2 million in the same period in 2010.

For the nine months ended September 30, 2011, research and development expenses totaled $25.5 million, compared with $14.4 million during the same period in 2010. Research and development expenses increased primarily as the result of clinical trial costs associated with Phase 2 clinical development of ACH-1625 and initiation of Phase 1 clinical development of ACH-2684 and ACH-2928, combined with increased preclinical costs for ACH-3102 and the NS5A program. General and administrative expenses were $6.6 million for the nine months ended September 30, 2011, increased from $5.0 million in the same period in 2010.

Total revenue was $185,000, compared with $431,000 in the prior year period. Revenue consisted of reimbursed costs under the Company’s collaboration with Gilead Sciences, Inc. The decrease related to the recognition of revenue related to an SBIR grant received in 2010.

Non-cash stock compensation expense totaled $2.0 million for the nine months ended September 30, 2011 as compared with $1.5 million for the same period in 2010, and is included in research and development and general and administrative expenses.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide and The American Association of Liver Disease estimates that up to 80% of individuals become chronically infected following exposure to the virus. If left untreated, chronic hepatitis can lead to permanent liver damage, which can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease including hepatitis C and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors, including statements with respect to the potency, safety and other characteristics of Achillion’s NS5A inhibitors and Achillion’s expectations regarding results, timing and duration of clinical trials and reporting of results from clinical trials of ACH-1625, ACH-2684 and Achillion’s NS5A inhibitors, including ACH-3102. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are Achillion’s ability to advance the development of its drug candidates under the timelines it anticipates in current and future clinical trials; to replicate in later trials any positive results seen in preclinical studies and early-stage clinical trials; to obtain patent protection for its drug candidates, and the freedom to operate under third party intellectual property; to establish commercial manufacturing arrangements and to identify, enter into and maintain collaboration agreements with appropriate third-parties; to effectively manage competitive risks; and to raise the capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Media: Christin Culotta Miller Ogilvy PR Tel. (646) 229-5178 christin.miller@ogilvypr.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenue	$64	$170	$185	$431

Operating expenses:
Research and development	8,615	5,657	25,504	14,431
General and administrative	1,922	1,690	6,581	5,047

Total operating expenses	10,537	7,347	32,085	19,478

Loss from operations	(10,473)	(7,177)	(31,900)	(19,047)

Other income (expense):
Interest income	44	27	114	53
Interest expense	(9)	(67)	(35)	(243)

Net loss	$(10,438)	$(7,217)	$(31,821)	$(19,237)

Net loss per share - basic and diluted	$(0.15)	$(0.15)	$(0.51)	$(0.47)

Weighted average shares outstanding - basic and diluted	69,725	47,576	62,392	40,608

Balance Sheets (Unaudited, in thousands)

	September 30, 2011	December 31, 2010

Cash and cash equivalents and marketable securities	$90,000	$55,200
Working capital	58,859	52,296
Total assets	93,355	58,235
Long-term liabilities	2,754	2,489
Total liabilities	11,160	7,691
Total stockholders’ equity	82,195	50,544